Exhibit 99.1

TIAA Real Estate Account Portfolio Manager Change Q&A

TIAA has made certain changes to the portfolio management team for the TIAA Real Estate Account (the “Account”). As of August 29, 2017, Randy Giraldo, Managing Director and Head of Real Estate Portfolio Management at TH Real Estate, has been appointed portfolio manager of the Account. Mr. Giraldo has over 20 years of real estate investment experience. Since joining TIAA in 2008, Mr. Giraldo has held positions in real estate acquisitions and portfolio management, including positions that directly supported the portfolio management team for the Account from 2012 to 2014. Since 2016, Mr. Giraldo has served as head of portfolio management for the TH Real Estate division of Nuveen, LLC ("THRE"), an affiliate of TIAA.
Mr. Giraldo holds undergraduate degrees in liberal arts and civil engineering from Fairfield University and Stevens Institute of Technology, respectively. He also holds a Master of Science in construction management from Stevens Institute of Technology and a Master of Business Administration from Columbia University Business School.
Please review the following questions and answers and reach out to your TIAA contact with any questions you may have:

1) Will the Account’s investment strategy or objective change as a result of this announcement?
No. The investment objective and investment strategy of the Account, as described in the currently effective prospectus, will not change as a result of this announcement.

2) Has the change impacted the internal resources at TIAA/THRE available to the Account?
Mr. Giraldo will lead a portfolio management team responsible for all investment management functions of the Account. This team approach to managing the assets of the Account has not changed. The portfolio management team consists of officers of TIAA. The TIAA portfolio management team is supported by members of THRE. The THRE team, as well as real estate professionals of other TIAA affiliates, are responsible for the management of approximately $103 billion (as of June 30, 2017) in global real estate investments, which includes assets outside of the Account’s portfolio. In addition, the TIAA portfolio management team for the Account is directly supported by such real estate and investment professionals in other TIAA affiliates who provide advice with regard to direct real estate assets, REITs, other real estate-related investments and the short-term investments held in the Account.

3) What does this mean for investors?
The TIAA Real Estate Account will continue to offer direct real estate investment exposure to our participants. The Account has exhibited very low correlation to public equities and fixed income investments over the last ten years ended June 30, 2017 and low volatility of returns over the three, five and ten year periods ended June 30, 2017. By comparison, REIT stocks have shown high correlation to the broader stock market and significantly more volatility over the same time periods. For more information please see the Appendix on the following page.

Appendix

A) What is the correlation of the Account to other asset classes?

Correlation is a statistical measure that indicates how closely together the returns of two asset classes move over time. An asset class is generally considered a good portfolio diversifier if its correlation to other asset classes in a portfolio is low or negative. Correlations range from -1.0 to 1.0. A correlation of 1.0 indicates that the assets’ returns move together in unison, e.g., when Asset A increases by 10%, Asset B increases by 10% as well. Conversely, a correlation of -1.0 indicates that the assets move in opposite directions, e.g., when Asset A increases by 10%, Asset B decreases by 10%.

Correlation Matrix
Ten-Year Period Ended June 30, 2017
	TIAA Real Estate Account	STOCKS	BONDS	CASH
TIAA Real Estate Account	1.00	0.20	-0.19	-0.01
Stocks	0.20	1.00	-0.29	-0.28	S&P 500® Index
Bonds	-0.19	-0.29	1.00	0.22	Bloomberg Barclay’s U.S. Aggregate Bond Index
Cash	-0.01	-0.28	0.22	1.00	Citigroup 3 Mo Treasury Index
REITs	0.18	0.80	0.00	-0.23	FTSE NAREIT All REIT Index

S&P 500 is a registered trademark and service mark of the McGraw-Hill Companies.
FTSE is a trademark of the London Stock Exchange plc and The Financial Times Limited. NAREIT (National Association of Real Estate Investment Trusts) is a trade association that represents U.S. real estate investment trusts (REITs) and publicly traded real estate companies.

Correlation matrix based on quarterly total returns.
Index data source: Factset, NCREIF

The Account’s correlation to stocks, bonds, cash and REITS is low, at 0.20, -0.19, -0.01 and 0.18 respectively. REITs by comparison have shown a relatively strong correlation to stocks, at 0.80.

B) What is the Real Estate Account’s volatility and how does it compare to that of other asset classes?

When investors measure risk, they typically refer to the volatility of returns over time. Volatility is captured in the statistical measurement of standard deviation, which illustrates the degree to which returns tend to deviate from an average over a specific period of time. Clearly, the smaller the standard deviation, the less variability in returns from period to period, and theoretically, the less ‘risky’ the investment. Of course, volatility characteristics may change over time. There may be periods of stability followed by periods of turbulence over the history of an asset class. The following table shows the volatility of annualized 3, 5 and 10 year returns of various asset classes compared to that of the Account.

Standard deviation (%) annualized as of June 30, 2017

	3 years 7/1/14 - 6/30/17	5 years 7/1/12 - 6/30/17	10 years 7/1/07 - 6/30/17
TIAA Real Estate Account	1.3	1.4	5.2
Stocks	10.4	9.6	15.2	S&P 500® Index
Bonds	2.9	2.9	3.3	Bloomberg Barclay's U.S. Aggregate Bond Index
Cash	0.1	0.1	0.3	Citigroup 3Mo Treasury Index
REITs	13.7	12.7	23.8	FTSE NAREIT All REIT Index

S&P 500 is a registered trademark and service mark of the McGraw-Hill Companies.
FTSE is a trademark of the London Stock Exchange plc and The Financial Times Limited. NAREIT (National Association of Real Estate Investment Trusts) is a trade association that represents U.S. real estate investment trusts (REITs) and publicly traded real estate companies.

Calculations based on monthly total returns.
Index data source: Factset, NCREIF

As outlined in the table above, the volatility of the Account has decreased to 1.3% over the past three years and 1.4% over the last five years compared to the ten year volatility of 5.2%. The Account’s volatility over these periods is considerably below that of stocks and REITs as measured by the S&P 500 Index and the FTSE NAREIT All REIT Index, respectively. The Account’s volatility is below that of bonds over the past three years and five years and somewhat above bonds over the past ten years as measured by the Bloomberg Barclay’s U.S. Aggregate Bond Index and, as expected, considerably above cash as measured by the Citigroup 3 Month Treasury Index. There is no guarantee that such relative low volatility compared to stocks and REITs will continue going forward.

Past performance is no guarantee of future results.

This communication must be preceded or accompanied by the prospectus.

Investment, insurance and annuity products are not FDIC insured, are not bank guaranteed, are not deposits, are not insured by any federal government agency, are not a condition to any banking service or activity, and may lose value.

TIAA-CREF Individual & Institutional Services, LLC and Teachers Personal Investors Services, Inc., members FINRA and SIPC, distribute securities products. Teachers Insurance and Annuity Association of America (TIAA), New York, NY, issues the TIAA Real Estate Account variable annuity.

©2017 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund (TIAA-CREF), 730 Third Avenue, New York, NY 10017

253895                                            9/2017